China Health Holding Announces Execution of Definitive Acquisition Agreement for 100% of Shaanxi MeiChen Pharmaceuticals

LAS VEGAS -- (Business Wire) - Sep.18th, 2006

     Julianna Lu, President/CEO of China Health Holding, Inc. (OTCBB:CHHH), a developer, marketer and manufacturer of natural herbal supplement products based on traditional Chinese medicine, announced today that CHHH has executed a definitive acquisition agreement with Ms. Chen, Meiying, Chairman of Board and Shaanxi MeiChen Pharmaceuticals Co. Ltd., and all of the shareholders of Shaanxi MeiChen Pharmaceutical Co. Ltd. for the acquisition of 100% of the issued and outstanding stock of Shaanxi MeiChen Pharmaceuticals Co. Ltd.(SMCP).

     Pursuant to the terms of the acquisition agreement, CHHH agreed to pay $24,800,000 RMB for 100% issued and outstanding stock of SMCP payable as follows: (i) 80% of the purchase price payable in shares of common stock of CHHH based on the average closing price of CHHH's common stock as reported on the OTCBB NASDAQ for the five (5) day period prior to the closing date of the acquisition transaction; and (ii) 20% of the purchase price payable in cash within 30days after the transaction closing.

     SMCP is a China FDA certified GMP standards pharmaceutical drug manufacturer based in Shaanxi, PR China. SMCP which has a total list of 27 China-FDA certified pharmaceutical drugs that are distributed to China-FDA Licensed Hospitals and drug stores across Shaanxi province and across PR China.

     The parties have agreed to use their best efforts to complete the transactions contemplated by the Agreement approximately 30 business days from the execution of the Agreement. Prior to closing, however, all closing conditions, including, but not limited to, the completion of satisfactory legal and financial due diligence, as well as the delivery of stock certificates to the Company evidencing the ownership of the sellers of the shares of Shaanxi MeiChen Pharmaceuticals Co. Ltd. must be satisfied.

     CHHH believes that the acquisition of SMCP will create incremental value to the Company and its shareholders as a result of the expected contribution from SMCP on the Company's results of operations and assets. Management believes that by acquiring SMCP, SMCP will obtain established China-FDA Certified
Pharmaceutical Drug GMP manufacturing facilities, gain access to extensive hospital and drug stores distribution channels in China, and obtain the rights to 27 China-FDA certified pharmaceutical drugs. The Company further believes that, from a strategic perspective, this acquisition will save both time and money as it would have required substantial time and capital investment to gain access to the resources and facilities of SMCP which the acquisition facilitates for the Company.

About China Health Holding, Inc.

     China Health Holding, Inc., has an extensive knowledge of and expertise in the field of Traditional Chinese Medicine, which it uses to develop, manufacture, and commercialize natural herbal medicinal products and a comprehensive line of completely natural multi-vitamins and mineral food supplements. The Company's medicinal philosophy includes elements of traditional Taoist teachings and medical research related to the "King of Herbs" and significant herbal plants and minerals.

     CHHH's immediate goal is profitable penetration of the growing global and China pharmaceutical industry and market and to seek and develop potential acquisition candidates with major pharmaceutical companies in PR China and worldwide to secure a strong future and powerful position in the global and PR China pharmaceutical industry. Long-term plans include the development of a pharmaceutical drug pipeline and technology based on the Company's access to the knowledge of Traditional Chinese Medicine and PR China pharmaceutical industry.

CHHH is supported by two core, wholly owned subsidiaries:

     1. China Health World Pharmaceutical Corporation, which will develop, manufacture and commercialize natural medications for epidemic diseases and conditions related to mellitus, cardiovascular and cerebral-vascular system dysfunctions, and neurological disorders.

     2. China Health World Trade Corporation, which will support CHHH in the areas of worldwide branding, multimedia marketing and multi-channel distribution to global customers and markets.

Recent Developments:

     CHHH recently entered into letters of intent to acquire 51% or more of the the following pharmaceutical companies in PR China:

o    Shaanxi Wanan Pharmaceutical Co. Ltd.
o    Henan Tiankang Pharmaceuticals Co. Ltd.

     CHHH has executed an acquisition definitive agreement to acquire 60% of Henan Furen Huaiqingtang Pharmaceuticals Co. Ltd.

     CHHH believes that the completion of these acquisitions will enable it to vertically integrate its operations from manufacturing, developing and marketing Chinese herbal based medicinal products, as well as a pharmaceutical drug pipeline, to full distribution and marketing across PR China, therefore substantially increasing profit margins. Acquisitions should accelerate growth of revenues and earnings. A strategic combination of assets, net income, an enhanced pharmaceutical drug pipeline and technologies will accrete value to the Company and its shareholders.

     CHHH also recently signed a letter of intent with WangJing Hospital and the WangJing Hospital of China Academy of Chinese Medical Sciences, PR China, in order to develop the China International University of Traditional Chinese Medicine and the University Hospital for Traditional Chinese Medical Sciences.

     Safe Harbor

     To the extent that statements in the press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, all forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements, which may accompany the forward-looking statements, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Other important factors that could cause actual results to differ materially include the following: business conditions and the amount of growth in the Company's industry and general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and the risk factors set forth from time to time in the Company's SEC reports, including but not limited to its annual report on Form 10-KSB; its quarterly reports on Forms 10-QSB; and any reports on Form 8-K. In addition, the company disclaims any obligation to update or correct any forward-looking statements in all of the Company's press releases to reflect events or circumstances after the date hereof.

CONTACT:

CHINA HEALTH HOLDING, INC. (LAS VEGAS):

Corporate Development:
Dr. Li, Dahong, Chief Investment Officer/Director
Yu, XiaoFei, VP/Director
Tel: 1-778-893-8909
Tel: 1-604-608-6788
info@chinahealthholding.com
www.chinahealthholding.com

Corporate Communication:
James H. Simpson
general@chineahealthholding.com